EXHIBIT 99.1

NEWS RELEASE

Contacts:	Layne Christensen Company James R. Easter Chief Financial Officer 281-475-2694 jim.easter@Layne.com	The Equity Group Inc. Devin Sullivan Sr. Vice President 212-836-9608 dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS SECOND QUARTER
FISCAL 2014 FINANCIAL RESULTS

●	Revenues for Q2 FY 2014 declined to $232 million from $288 million in Q2 FY 2013

●	Q2 FY 2014 results were significantly impacted by:

▪	Pre-tax losses of $20.5 million at Geoconstruction as result of continued weak demand in the US and South America which included a $14.6 million, non-cash goodwill impairment charge

▪	$42.6 million in domestic non-cash tax valuation allowances

●
Including these charges and valuation allowances, net loss from continuing operations for Q2 FY 2014 was $79.9  million, or $4.09 per share, compared to net loss from continuing operations of $3.0 million, or $0.16 per diluted share, in Q2 FY 2013.  Excluding the non-cash charges and items, net loss from continuing operations for Q2 FY 2014 was $22.9 million, or $1.17 per diluted share.

●	Inliner, Water Resources, and Mineral Exploration operated profitably in Q2 FY 2014.

●	Heavy Civil’s losses in Q2 FY 2014 narrowed to essentially break-even, an improvement from Q4 FY 2013 and Q1 FY 2014.

●	As of July 31, 2013, cash and cash equivalents were $23.3 million, long-term debt, excluding current maturities, was $101.5 million, and equity was $317.0 million ($15.86 per share).

“The $57.3 million of  non-cash items recorded during Q2 FY 2014 had a material impact on our results, as did the continued weakness at Geoconstruction along with reduced profits at Mineral Exploration. Although some of our end markets remain challenging, we expect our divisions will improve their performance in the second half of FY 2014 although neither Mineral Exploration or the equity earnings from our affiliates is likely to improve in the short term.  We base this belief on the sequential quarterly progress demonstrated at Heavy Civil, Water Resources, and Inliner.  We reported essentially break-even results at Heavy Civil for Q2 FY 2014, and we believe that this business has now turned the corner and will return to profitability later in FY 2014.  Water Resources returned to profitability from a modest loss in Q1 FY 2014, and Inliner continues to progress towards an eighth consecutive year of record revenue and profits. The outlook at Geoconstruction is improving, with bid-and-proposal activity that we believe will manifest in higher backlog beginning in Q3 FY 2014 and improved division financial results beginning in the following quarter.  Despite reasonably strong commodity prices, our mining clients have continued to defer mineral exploration programs.  Our Mineral Exploration division continues to operate profitably despite the downturn and we continue to take the necessary steps to maintain division profitability during this period of industry uncertainty.  At Energy Services, we now expect to be at a $20 million revenue run rate by Q2 FY 2015 slightly later than we originally forecast but we expect narrower losses for the second half of FY 2014. We have also completed  $17.8 million of non-core business divestitures and asset sales this year. Finally, under our One Layne initiative, we are pursuing approximately $1.3 billion of potential projects that leverage and combine the unique skill sets of our division professionals.”

-- Rene J. Robichaud, President and Chief Executive Officer

Financial Data and Reconciliation to non-GAAP Financial Data	Three Months		%	Six Months		%
(000's, except per share data) (unaudited)	7/31/2013	7/31/2012	Change	7/31/2013	7/31/2012	Change
Total Revenues	$232,015	$287,972	(19.4)	$458,461	$559,737	(18.1)

Diluted (loss) income - discontinued operations	$(79,924)	$(2,969)	2,592.0	$(104,051)	$1,667	(6,341.8)
Net income attributable to noncontrolling interests	(277)	(159)	74.2	(345)	(400)	(13.8)
Net (loss) income from continuing operations attributable to
Layne Christensen Company	(80,201)	(3,128)	2,464.0	(104,396)	1,267	(8,339.6)
Loss on remeasurement of equity investment	-	(7,705)	**	-	(7,705)	**
Loss on non-cash goodwill impairment	(14,646)	-	**	(14,646)	-	**
Loss on domestic non-cash tax valuation allowances	(42,645)	-	**	(50,602)	-	**
Net (loss) income from continuing operations attributable to
Layne Christensen Company excluding loss on
above items*	$(22,910)	$4,577	(600.5)	$(39,148)	$8,972	(536.3)
Diluted (loss) income per share from continuing operations
attributable to Layne Christensen shareholders:	$(4.09)	$(0.16)	2,456.3	$(5.33)	$0.06	(8,976.3)
Diluted loss per share on above items*	$(2.92)	$(0.40)	**	$(3.33)	$(0.39)	**
Diluted (loss) income per share - continuing operations
excluding loss on above items*	$(1.17)	$0.24	(587.5)	$(2.00)	$0.45	(543.5)

* We provide non-GAAP net loss from continuing operations and non-GAAP net loss per share amounts in order to provide meaningful supplemental information regarding our operational performance.  These supplemental measures exclude non-cash charges related to the goodwill impairment and valuation allowances related to deferred income tax assets.  Our management uses non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance.  Since management finds this measure to be useful, we believe that our investors benefit from seeing our results through the eyes of management in addition to seeing our GAAP results.  Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  They should be read in conjunction with the GAAP financial measures.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.
** Not meaningful

-more-

THE WOODLANDS, TEXAS, Friday, September 6, 2013 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2014 second quarter (Q2 FY 2014) and six months ended July 31, 2013, including a discussion of results of operations by division.

Revenues for Q2 FY 2014 decreased by $56.0 million, or 19.4%, to $232.0 million from $288.0 million for the fiscal 2013 second quarter (Q2 FY 2013) ended July 31, 2012. Lower revenues at Layne’s Water Resources, Geoconstruction, Mineral Exploration, and, to a lesser extent, Heavy Civil Divisions were only partially offset by higher revenues at Layne’s Inliner Division. The loss from continuing operations for Q2 FY 2014 was $79.9 million, or $4.09 per share, compared to loss from continuing operations of $3.0 million, or $0.16 per share, in the same period last year. Income from continuing operations for Q2 FY 2014 included $42.6 million in domestic non-cash tax valuation allowances and $14.6 million non-cash loss on the impairment of goodwill within Geoconstruction; excluding these items, net loss from continuing operations for Q2 FY 2014 was $22.9 million, or $1.17 per diluted share. Pre-tax income at Inliner for Q2 FY 2014 rose by $0.7 million from Q2 FY 2013, and Water Resources and Mineral Exploration each operated profitably during the quarter, albeit at lower levels than the prior year period.  Heavy Civil reported a loss that was just below break-even in Q2 FY 2014, an improvement on both a quarter-over-quarter and consecutive quarterly basis.  The performance of these divisions, however, was more than offset by the above-referenced non-cash charges and additional operating pre-tax losses of $5.8 million at Geoconstruction due to continued weakness in demand for construction projects in the U.S. and South America. The net loss for Q2 FY 2014 was $74.8 million, or $3.81 per diluted share. During Q2 FY 2014, Layne sold all of the assets of its SolmeteX division. In connection with the sale, Layne recorded an after tax gain on the carrying value of the SolmeteX assets of $5.1 million, or $0.26 per share.  This amount is recorded in net income (loss) from discontinued operations on the income statement.

Cost of revenues decreased $37.9 million, or 16.5%, to $192.1 million (82.8% of revenues) from $230.1 million (79.9% of revenues) for the same period last year. The increase in the cost as a percentage of revenues for Q2 FY 2014 was primarily in Geoconstruction where late stage work on certain projects generated lower margins and new projects were either delayed or cancelled.

Selling, general and administrative expenses decreased 10.2% to $36.9 million from $41.1 million in last year’s second quarter. A decline in compensation and selling expenses was partially offset by increased costs associated with the relocation of the Company’s headquarters to The Woodlands, Texas, which produced the increase in these expenses as a percentage of revenues.

Depreciation and amortization declined to $15.2 million for Q2 FY 2014 from $15.9 million in Q2 FY 2013, due to the disposition of nonessential assets.

Equity in (losses) earnings of affiliates declined to ($1.3) million in Q2 FY 2014 from earnings of $6.4 million in the same period last year. The global decline in mineral exploration by our customers, as well as severance costs recorded by the affiliates as they downsized, accounted for this decline.

Interest expense increased to $1.6 million for Q2 FY 2014 from $0.8 million for the same period last year as the result of increased borrowings to fund operations.

Other income, net for Q2 FY 2014 consisted primarily of gains of $0.9 million on the sale of equipment and foreign exchange losses of $0.6 million.

Income tax expense of $50.2 million was recorded in Q2 FY 2014 compared to $3.5 million in Q2 FY 2013.  During Q1 FY 2014 the Company recorded an $8.0 million valuation allowance on its U.S. foreign tax credit carryforwards due to uncertainty on the ability to realize the tax benefit during the carryforward period. During Q2 FY 2014, the Company’s operating results significantly declined from the first quarter’s forecast, particularly in Geoconstruction and Mineral Exploration, and forecasts for the remainder of the fiscal year further deteriorated in both divisions to the extent that now the Company expects  to be in a cumulative loss position for the 36 month period ending January 31, 2014. As a result, $42.6 million of additional non-cash valuation allowances were recorded during Q2 FY 2014 on domestic deferred tax assets. Additionally, there was no tax benefit recorded on the $14.6 million write-off of Geoconstruction goodwill in Q2 FY 2014.  The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from using its loss carryforwards or utilizing other deferred tax assets in the future.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q2 FY 2014 of each segment follows the table.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues
Water Resources	$44,657	54,800	$89,069	$110,994
Inliner	37,885	35,199	68,165	69,567
Heavy Civil	75,771	76,380	149,611	149,251
Geoconstruction	21,292	35,187	42,879	59,392
Mineral Exploration	50,150	84,490	104,553	166,112
Energy Services	1,748	1,734	3,541	3,179
Other	4,826	2,817	9,760	4,548
Intersegment Eliminations	(4,314)	(2,635)	(9,117)	(3,306)
Total revenues	$232,015	$287,972	$458,461	$559,737
Equity in (losses) earnings of affiliates
Geoconstruction	$-	$1,556	$-	$3,488
Mineral Exploration	(1,307)	4,804	(1,788)	10,634
Total equity in (losses) earnings of affiliates	$(1,307)	$6,360	$(1,788)	$14,122
(Loss) income from continuing operations before income taxes
Water Resources	$1,636	$1,752	$1,610	$3,200
Inliner	3,969	3,221	6,308	5,136
Heavy Civil	(49)	(8,843)	(1,542)	(16,145)
Geoconstruction	(20,489)	(2,797)	(25,897)	(616)
Mineral Exploration	1,042	17,624	2,182	36,402
Energy Services	(923)	(1,010)	(1,489)	(1,627)
Other	(68)	(267)	342	(105)
Unallocated corporate expenses	(13,222)	(8,303)	(26,664)	(16,333)
Interest expense	(1,572)	(842)	(2,870)	(1,416)
Total (loss) income from continuing operations before income taxes	$(29,676)	$535	$(48,020)	$8,496

Division Data

Water Resources Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$44,657	$54,800	$89,069	$110,994
Income before income taxes	1,636	1,752	1,610	3,200

Water Resources revenues declined for the three and six month periods of FY 2014.  Revenues from the Southeast region decreased by $4.4 million compared to the same period last year. Results at this division were impacted by the effects of the uncertainty related to the sequester, and state and local government budget constraints.

The injection well operation, which is included in the water systems product line, saw a decrease in revenues of $9.8 million for the first six months of the year compared to the same period last year.  This type of work is highly specialized, and these projects are often subject to complex technical and environmental requirements. These projects by their nature are very large and can sometimes take over a year to complete. During the first part of fiscal 2014, a very limited number of these types of jobs were awarded.

The backlog in the Water Resources division was $53.0 million as of July 31, 2013, compared to $55.5 million as of April 30, 2013, and $92.0 million as of July 31, 2012.

Inliner Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$37,885	$35,199	$68,165	$69,567
Income before income taxes	3,969	3,221	6,308	5,136

Inliner’s revenues increased in Q2 FY 2014 and decreased slightly for the six months of FY 2014.   Projects in Maryland and Ohio generated a combined revenue increase of $5 million over the same period last year, and other projects are at or slightly below revenues for the six months ended July 31, 2012.  Inliner is on pace to achieve its eighth consecutive year of record results.

The backlog in the Inliner division was $74.7 million as of July 31, 2013, compared to $68.9 million as of April 30, 2013, and $65.2 million as of July 31, 2012.

Heavy Civil Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$75,771	$76,380	$149,611	$149,251
Loss before income taxes	(49)	(8,843)	(1,542)	(16,145)

The operating losses at Heavy Civil have narrowed from both Q2 FY 2013 and Q1 FY 2014, and revenues have held steady during the first six months of FY 2014 compared to the same period last year. Heavy Civil is on pace to return to profitability later in  FY 2014.  Heavy Civil continues to bid on projects with the potential to generate acceptable profit margins, while maintaining low overhead.  This division is also leveraging the One Layne vision by bringing its capabilities into previously non-traditional markets, such as mining and other privately funded water and energy work.

The backlog in the Heavy Civil division was $306.3 million as of July 31, 2013, compared to $357.4 million as of April 30, 2013, and $309.4 million as of July 31, 2012.

Geoconstruction Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$21,292	$35,187	$42,879	$59,392
Loss before income taxes	(20,489)	(2,797)	(25,897)	(616)
Equity in earnings of affiliate, included in above earnings	-	1,556	-	3,488

Following the Company’s acquisition of the remaining interest of Diberil (its affiliate in South America) during Q2 FY 2013, equity earnings are no longer recorded.  Diberil contributed $10.7 million in revenue for Q2 FY 2014 and $19.7 million in revenue for the first half of FY 2014.  The positive revenue impact of consolidating Diberil was offset by lower revenue in our U.S. operations as a number of projects have been cancelled or delayed in the first six months of the year. Delays or even cancellations of larger projects can occur as they are usually very technical in nature and typically undergo significant regulatory review. Due to budgetary constraints or unexpected results obtained during the regulatory reviews, owners of these projects may cancel as they attempt to respond to this information.  These delays and cancellations, as well as a work stoppage in South America, produced divisional losses for the three and six month periods of FY 2014.

Due to the actual results experienced by the division and the projected continued weakness in demand for construction projects that was greater and more persistent than originally anticipated, as well as continuing projected weakness in the economy, the Company reassessed the fair value of the goodwill in the Geoconstruction division. At July 31, 2013, the Company performed its analysis to determine that the carrying value of goodwill in this division of $14.6 million may be impaired.  As a result of our analysis, it was determined that the carrying value of the goodwill in the amount of $14.6 million exceeded its fair value and we recorded an impairment charge equal to that amount.  This amount represents our best estimate of impairment pending finalization of the fair value calculations, which is expected to occur in the third quarter of fiscal year 2014.

The backlog in the Geoconstruction division was $38.2 million as of July 31, 2013, compared to $41.5 million as of April 30, 2013, and $71.5 million as of July 31, 2012.

Mineral Exploration Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$50,150	$84,490	$104,553	$166,112
Income before income taxes	1,042	17,624	2,182	36,402
Equity in (losses) earnings of affiliates, included in above earnings	(1,307)	4,804	(1,788)	10,634

The Company’s focus at Mineral Exploration is to maintain profitability by managing costs during a period of weak global demand for mineral exploration services for commodities such as gold and copper.  Gold prices have declined by 20.5% while copper prices have decreased by 17.6% below where they were at the start of FY 2014. The volatility in prices during this period, combined with uncertainty in demand and slower economic activity in China, among other countries, is causing significant declines in exploration by our customers, thus producing declines in revenues and pre-tax income. These factors are also impacting the performance of our affiliates, as evidenced by equity losses of $1.3 million and $1.8 million for the three and six months of FY 2014, respectively.

Energy Services Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$1,748	$1,734	$3,541	$3,179
Loss before income taxes	(923)	(1,010)	(1,489)	(1,627)

Energy Services continues its start-up into the energy sector. Revenues for Q2 FY 2014 were flat from last year and slightly ahead from last year at this time. The Company expects continuing growth as the year progresses, with a target of achieving a $20 million annual revenue run rate by Q2 FY 2015 and a continuing narrowing of quarterly losses.

Other	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2013	2012	2013	2012
Revenues	$4,826	$2,817	$9,760	$4,548
(Loss) income before income taxes	(68)	(267)	342	(105)

Other revenues and losses before income taxes are primarily from small specialty and purchasing operations.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $13.2 million for Q2 FY 2014 compared to $8.3 million for the same period last year. Approximately $3.2 million of the increase is due to the expenses related to the relocation of the Company's headquarters to The Woodlands, TX.  The additional $1.7 million of corporate expenses is primarily due to additional legal and professional fees as well as additional compensation costs.

Conference Call

Rene Robichaud, President & CEO, and James R. Easter, CFO, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(CONDENSED)

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2013	2012	2013	2012
Revenues	$232,015	$287,972	$458,461	$559,737
Cost of revenues (exclusive of depreciation and
amortization shown below)	(192,124)	(230,071)	(381,679)	(448,956)
Selling, general and administrative expenses	(36,921)	(41,125)	(78,865)	(80,539)
Depreciation, depletion and amortization	(15,211)	(15,928)	(30,474)	(29,731)
Impairment charges	(14,646)	-	(14,646)	-
Loss on remeasurement of equity investment	-	(7,705)	-	(7,705)
Equity in (losses) earnings of affiliates	(1,307)	6,360	(1,788)	14,122
Interest expense	(1,572)	(842)	(2,870)	(1,416)
Other income, net	90	1,874	3,841	2,984
(Loss) income before income taxes	(29,676)	535	(48,020)	8,496
Income tax expense	(50,248)	(3,504)	(56,031)	(6,829)
Net (loss) income from continuing operations	(79,924)	(2,969)	(104,051)	1,667
Net income (loss) from discontinued operations	5,381	(20,897)	5,798	(21,542)
Net loss	(74,543)	(23,866)	(98,253)	(19,875)
Net income attributable to noncontrolling interests	(277)	(159)	(345)	(400)
Net loss attributable to Layne Christensen Company	$(74,820)	$(24,025)	$(98,598)	$(20,275)

Earnings per share information attributable to
Layne Christensen shareholders:
Basic (loss) income per share - continuing operations	(4.09)	(0.16)	(5.33)	0.07
Basic income (loss) per share - discontinued operations	0.28	(1.07)	0.30	(1.11)
Basic loss per share	$(3.81)	$(1.23)	$(5.03)	$(1.04)

Diluted (loss) income per share - continuing operations	(4.09)	(0.16)	(5.33)	0.06
	0.28	(1.07)	0.30	(1.08)
Diluted loss per share	$(3.81)	$(1.23)	$(5.03)	$(1.02)

Weighted average shares outstanding - basic	19,573	19,473	19,602	19,473
Dilutive stock options and nonvested shares	-	-	-	313
Weighted average shares outstanding - dilutive	19,573	19,473	19,602	19,786

	As of
	July 31,	January 31,
(in thousands)	2013	2013
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$23,263	$27,242
Working capital, including current maturities of long term debt	123,546	125,079
Total assets	701,008	812,226
Total long term debt, excluding current maturities	101,466	96,539
Total Layne Christensen Company equity	317,038	412,737

Common shares issued and outstanding	19,984	19,818